                                  [LETTERHEAD]




April 28, 2000

FPA Perennial Fund, Inc.
11400 West Olympic Boulevard
Los Angeles, California  90064

Dear Ladies and Gentlemen:

         At your request we have examined your Registration Statement on Form N-1A and the related Post-Effective Amendment No. 18 filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of your common stock, $0.01 par value per share (the "Shares"). We are familiar with the proceedings you have taken in connection with the authorization, issuance and sale of the Shares.

         Based upon our examination and upon our knowledge of your activities, it is our opinion that, provided that an appropriate amendment to your Articles of Incorporation is duly effected before more than 25,000,000 Shares are issued and outstanding, the Shares upon issuance and sale in the manner described in the Registration Statement will constitute validly issued, fully paid and nonassessable Shares of your common stock.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Respectfully submitted,




                                            /s/ O'MELVENY & MYERS LLP